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                                EMC CORPORATION

EXHIBIT 11.1 COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER SHARE

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                                             1996         1995         1994
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
PRIMARY
Net income (in thousands)...............     $386,229     $326,845     $250,668
Add back interest expense on convertible
 notes..................................        8,827        9,758        9,730
Less tax effect on interest expense on
 convertible notes......................       (3,531)      (3,903)      (3,892)
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Net income for purpose of calculating
 primary net income per share...........     $391,525     $332,700     $256,506
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Weighted average shares outstanding
 during the period......................  236,153,731  225,314,314  193,969,252
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Common equivalent shares................   13,141,480   20,071,895   24,076,414
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Common and common equivalent shares
 outstanding for purpose of calculating
 primary net income per share...........  249,295,211  245,386,209  218,045,666
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Primary net income per share (Note B)...        $1.57        $1.36        $1.18
FULLY DILUTED
Net income (in thousands)...............     $386,229     $326,845     $250,668
Add back interest expense on convertible
 debentures and notes...................        8,827       10,374       12,700
Less tax effect on interest expense on
 convertible debentures and notes.......       (3,531)      (4,150)      (5,080)
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Net income for purpose of calculating
 fully diluted net income per share.....     $391,525     $333,069     $258,288
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Common and common equivalent shares
 outstanding for purpose of calculating
 primary net income per share...........  249,295,211  245,386,209  218,045,666
Incremental shares to reflect full
 dilution...............................    2,136,132    2,909,934   16,208,974
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Total shares for purpose of calculating
 fully diluted net income per share.....  251,431,343  248,296,143  234,254,640
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Fully diluted net income per share (Note
 B).....................................        $1.56        $1.34        $1.10
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